Exhibit 10.24

CONSULTANT AGREEMENT

This consultant agreement (the “Agreement”), effective as of January 1, 2025 (the “Effective Date”), is by and between James Black (“Consultant”), and The GEO Group, Inc. (“GEO”), a Florida corporation with its primary place of business at 4955 Technology Way, Boca Raton, Florida 33431. For purposes of this Agreement, GEO includes any and all GEO subsidiaries. This Agreement supersedes all prior written and/or verbal agreements which may exist between the parties hereto.

In consideration of the mutual promises herein contained, GEO and Consultant agree as follows:

1.
SCOPE OF SERVICES

Consultant shall provide consulting services for GEO with respect to secure service business opportunities within the United States or overseas, as more specifically set forth below. Accordingly, Consultant shall provide one or more of the following services:

A.
Business Development
1.
Assist in identifying and/or promoting new business opportunities for GEO;
2.
Review any and all pending legislation regarding or affecting new contracted service opportunities, and advise GEO with respect to same;
3.
Meet with government officials as necessary to promote GEO’s legislative and/or contractual interests, including interests related to new business opportunities;
4.
Facilitate, and upon request, attend meetings between GEO and governmental executive staff, legislative members, and departmental staff related to new business opportunities;
5.
Meet with GEO staff, as requested, to discuss the design, financing, construction and/or operation of newly identified projects;
6.
Assist GEO in finding suitable locations for any newly identified projects;
7.
Provide any and all other related assistance requested by GEO to assist GEO in submitting proposals for new projects, consistent with the services outlined herein.
B.
Contract Administration Assistance – Existing Contracts
1.
Meet with client representatives, in coordination with GEO, to discuss client objectives, changes in policies, GEO performance and GEO business interests;
2.
Monitor contract utilization levels in order to promote full use of GEO’s business interests;
3.
Monitor funding for GEO contracts in order to assure continuity in funding for GEO;
4.
Assist GEO in obtaining contract extensions and financial increases;
5.
Monitor client funding requests to the legislature as they apply to GEO contracts, determine the adequacy of the requested funding, and advise GEO with respect to such funding levels;

6.
Attend meetings with GEO staff as requested;
7.
Meet key state or federal executive and legislative officials with respect to the promotion and continuation of GEO’s existing contract interests;
8.
Schedule meetings with client representatives and other public officials, as requested by GEO.

2.
TERM OF AGREEMENT

This Agreement shall commence upon the Effective Date set forth above and shall continue through December 31, 2026, unless extended by mutual agreement in writing with not less than 30 days’ prior written notice.

3.
PAYMENT RATES AND BILLING
A.
Required Reports

Consultant shall submit verbal and/or written reports as may be directed by GEO, and all periodic reports or forms as prescribed by applicable state or federal requirements.

B.
Business Development and Contract Administration Services

Consultant shall be compensated for business development and/or contract administration services for existing contracts provided in accordance with Sections 1.A. and B., above, at the rate of forty-six thousand, four hundred fifteen dollars ($46,415), with payment to be made upon Consultant’s submission of a billing statement to GEO at the end of each month. Previous payments made to Consultant after the Effective Date, but prior to the execution date, of this Agreement shall be considered as payments made pursuant to and credited against this Agreement.

C.
Travel and Business Expense Reimbursement

Consultant shall be reimbursed for all reasonable and necessary documented travel and business expenses incurred directly as a result of providing services under this contract. All air travel and lodging shall require the prior approval and authorization in order to qualify for reimbursement hereunder.

4.
RIGHTS AND DATA
A.
Consultant agrees that all data, including drawings, designs, prints, photographs, specifications, test data tabulation, completed forms, reports, proposals, and all other information furnished by GEO to Consultant for use in connection with the performance of this Agreement or emanating from the work called for under this Agreement (collectively, “GEO Data”) shall be and remain the sole property of GEO. GEO Data that qualifies as Confidential GEO Information, as defined below, provided to Consultant shall be governed by the obligations of confidentiality in Section 5, data security and privacy best practices, and restrictions against disclosure at least as restrictive as those contained in this Section and Section 5 of this Agreement. Consultant further agrees that all GEO Data not considered Confidential GEO Information shall be kept in confidence and not disclosed to third parties, excepting that certain data, as appropriate, may be disclosed to appropriate agencies/departments in connection with the performance of this Agreement. Consultant agrees that GEO Data shall not be used for any other purposes or disclosed to any other parties except with the prior written consent of GEO. At the conclusion of the work hereunder, Consultant shall deliver all GEO Data to GEO and shall be fully responsible for the care and protection of GEO Data until such delivery.

B.
Consultant will, and will cause its employees and/or, agents to:
1.
Wipe clean the device memory on all equipment and machines on which GEO Data is placed, at the time of disposal, sale or recycling, as applicable;
2.
Sanitize storage media, as well as temporary files and back up files on which GEO Data is stored, at the time Consultant’s retention timeframe for archival or audit purposes expires, and shall certify such destruction to GEO in writing;
3.
Upon completion or termination of the Services to be furnished under this Agreement, return and, or, destroy all remaining GEO Data in accordance with Consultant’s record retention and destruction policies.

5.
CONFIDENTIALITY
A.
“Confidential GEO Information” means any GEO Data or information provided under this Agreement by GEO to Consultant that is commercially valuable, confidential, proprietary, or a trade secret. Confidential GEO Information, however, shall not include information that is or was, at the time of the disclosure:
1.
Generally known or available to the public;
2.
Received by Consultant from a third-party;
3.
Already in Consultant’s possession prior to the date of GEO’s disclosure; or
4.
Independently developed by Consultant.

These exceptions apply in each case as long as the information was not delivered to or obtained by Consultant as a result of any breach of this Agreement, law, or any contractual, ethical, or fiduciary obligation owed to GEO.

B.
Consultant agrees:
1.
Not to disclose Confidential GEO Information to any other person, firm, or entity without first obtaining GEO’s express written consent; and
2.
That it shall at all times use the same standard of care to protect Confidential GEO Information as it uses to protect its own confidential information of a similar nature, but not less than a commercially reasonable standard of care.
C.
Consultant shall hold all Confidential GEO Information and all GEO Data in trust and confidence for GEO, and shall not use any GEO Data other than for the benefit of GEO. If Consultant becomes subject to a court order for the release of Confidential GEO Information and/or GEO Data, or is otherwise legally compelled to release any information related to GEO, Consultant shall use its best efforts to provide GEO with as much advance notice as possible of the information’s prospective release, to the extent permitted by applicable laws, to enable GEO to petition for protective concealment or to otherwise oppose the disclosure of the GEO Data and/or Confidential GEO Information.
D.
Consultant further agrees that the unauthorized disclosure of Confidential GEO Information is a material breach of this Agreement that may result in irreparable harm to GEO. In such cases, payment of money damages is inadequate and difficult to ascertain. Consultant agrees, therefore, that GEO may, at its sole option, seek immediate injunctive relief in any court of competent jurisdiction enjoining any further such breach, and Consultant consents to the entry of judgment for injunctive relief.

6.
CONFIDENTIALITY OF AGREEMENT

The terms and conditions of this Agreement shall remain confidential between the parties hereto, and neither party shall disclose to any third party such terms and conditions, except as may be required by law or request of GEO’s client.

7.
STATUS AND RESPONSIBILITY; NATURE OF RELATIONSHIP

Consultant shall perform services for GEO as an independent contractor and not as an agent of GEO. It shall be the responsibility of the Consultant to perform all services assigned hereunder in conformity and strict compliance with all applicable laws, rules and regulations of the United States, the several states, and any foreign country, including but not limited to compliance with the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act (“UKBA”). Consultant further agrees to perform all services assigned hereunder in conformity and strict compliance with all applicable GEO policies, including but not limited to 1.1.12 Anti-Bribery Policy, 1.1.15 Code of Business Conduct and Ethics, 1.1.16 Gift Policy, 1.3.2 Confidentiality of Information Available to Consultants and Contractors Policy, and 3.2.10 Sexual and Workplace Harassment.

During the term of this Agreement and notwithstanding anything contained herein to the contrary regarding Consultant’s duties under this Agreement, the parties hereto agree that this Agreement does not in any way create a joint venture, partnership or principal/agent relationship between GEO and Consultant. Unless expressly or specifically authorized in a writing executed by both parties hereto, neither party shall act or attempt to act, represent themselves, directly or by implication, as agent for the other, or in any manner assume or create, or attempt to assume or create, any obligation on behalf or in the name of the other party.

Consultant shall be responsible for any required state or local lobbying registration and reporting requirements – including coordinating with GEO and its other retained lobbyists for preparation and filing of lobbyist employer or principal reports.

8.
CONFLICT OF INTEREST
A.
During the term of this Agreement:
1.
Consultant shall not have any direct or indirect financial interest in any company, firm, corporation or other entity which competes with GEO in the provision of contracted detention, correctional, residential reentry, transportation or electronic monitoring services. For purposes of this Agreement, a ‘direct or indirect financial interest’ shall mean any interest which exceeds five percent (5%) of the value of such company, firm, corporation or other entity.
2.
Consultant shall not engage in any activity, directly or indirectly, alone or in association with any other person, company, firm, corporation or entity, which competes with or assists another to compete with GEO in the provision of contracted detention, correctional, residential reentry, transportation and electronic monitoring services.
B.
During the term of this Agreement and at all times thereafter, Consultant is prohibited from accepting any compensation, in any form whatsoever, from any contractor, subcontractor, consultant, or other person, company, firm, corporation or other entity participating with GEO in a design-build and/or operational project which arises during the term of this Agreement.

C.
Consultant acknowledges that the breach of the provisions of this Section 8 by Consultant will cause GEO to suffer significant competitive and economic damages and that any such breach will entitle GEO to seek legal damages and/or equitable relief in an appropriate court of law.

9.
ENTIRE AGREEMENT; AMENDMENTS

This instrument contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein, and may not be modified or amended except by the mutual written agreement of the parties.

10.
CONSTRUCTION; SEVERABILITY

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in effect.

11.
WAIVER

A waiver by either party of any of the terms and conditions of this Agreement in one or more instances will not constitute a waiver of any other terms and conditions.

12.
REPRESENTATION

Consultant represents that the relationship, services, and compensation set forth in this Agreement are lawful and in strict accordance with all applicable laws and regulations of the jurisdiction(s) identified in Section 1, above. Consultant acknowledges that GEO has relied upon Consultant’s representation to such effect in entering into this Agreement. In the event any part or all of the terms and conditions of this Agreement are deemed to be contrary to such applicable laws or regulations of the identified jurisdiction(s), the parties hereto agree that such part or all of this Agreement shall be deemed null and void, and no services or compensation shall be due with respect to same.

13.
ASSIGNMENT

Neither party hereto may assign its rights, duties and obligations hereunder without written consent to the other party.

14.
COUNTERPARTS

This agreement will be executed in two or more counterparts, each of which shall be considered one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized parties affix their signatures effective the date first written above.

JAMES BLACK

/s/ James Black The GEO Group, Inc.

James Black, Consultant SSN or FEIN

The GEO Group, Inc.

/s/ Brian Evans

Brian Evans

Chief Executive Officer